Free Writing Prospectus to Preliminary Pricing Supplement No. 1,260

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 29, 2024; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPX Buffered Participation Securities with Downside Factor

This document provides a summary of the terms of the Buffered Securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P 500® Index (SPX)
Participation rate:	At least 104%
Buffer amount:	20% of principal (80% maximum loss)[1]
Downside factor:	1.25
Pricing date:	March 22, 2024
Valuation date:	March 22, 2029
Maturity date:	March 27, 2029
CUSIP:	61771W4H8
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1666268/000183988224006202/ms1260_424b2-03785.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Underlying Index
The Buffered Securities
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Payment at Maturity on the Buffered Securities
$1,000 Stated Principal Amount
Buffer Zone
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Final Index Value

Change in Underlying	Return on Buffered Securities
+80.00%	83.20%*
+70.00%	72.80%*
+60.00%	62.40%*
+50.00%	52.00%*
+40.00%	41.60%*
+30.00%	31.20%*
+20.00%	20.80%*
+10.00%	10.40%*
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-21.00%	-1.25%
-30.00%	-12.50%
-40.00%	-25.00%
-50.00%	-37.50%
-60.00%	-50.00%
-70.00%	-62.50%
-80.00%	-75.00%
*Assumes a participation rate of 104%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered Securities

●Buffered Securities do not pay interest or guarantee the return of any of your principal.

●The market price of the Buffered Securities will be influenced by many unpredictable factors.

●The Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered Securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Buffered Securities is $946.20 per security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the Buffered Securities is not linked to the value of the underlying index at any time other than the valuation date.

●Investing in the Buffered Securities is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices.

●The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered Securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Securities.

●The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.

Risks Relating to the Underlying Index

●Adjustments to the underlying index could adversely affect the value of the Buffered Securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.